TODD SHIPYARDS CORPORATION ANNOUNCES AWARD OF UNITED STATES COAST GUARD OPTION ON OVERHAUL AND DRY-DOCKING OF USCGC HEALY (WAGB-20)

VIA FACSIMILE	CONTACT: HILARY PICKEREL
Total Pages - 1	SHAREHOLDER RELATIONS
206-623-1635 Ext. 106

SEATTLE, WASHINGTON...October 17, 2006...Todd Shipyards Corporation (NYSE:TOD) announced today that the United States Coast Guard has awarded to its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd Pacific" or the "Company"), an option under the multi-year maintenance contract on the icebreaker USCGC Healy (WAGB-20) ("Healy"). The award is for a firm fixed-price contract that will be in effect from November 2006 to January 2007 (Contract No. HSCG85-05-C-625306). It provides for the triennial dry-docking maintenance of the Healy and is to be accomplished at Todd Pacific's Seattle shipyard. The Company estimates the value of the contract to be $7,304,243. The award represents the authorization of repairs during the dry-dock and pier side maintenance of various ships systems and equipment throughout the cutter Healy.

Todd's work in support of the triennial dry-docking of the Healy is being performed pursuant to the Company's five-year multi-option firm fixed-price supply contract with the United States Coast Guard for the overhaul and continued maintenance of the cutter stationed at the United States Coast Guard Integrated Support Center in Seattle, Washington. The Healy was placed in service in 2000 and is the newest icebreaker in the United States Coast Guard fleet. The contract was originally awarded to Todd Pacific in September 2005.

Todd Pacific performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system, the Alaska Marine Highway System, and various other commercial and governmental customers. Todd has operated a shipyard in Seattle since 1916.